--------------------------------------------------------------------------------


                            STOCK PURCHASE AGREEMENT

                          Dated as of December 18, 1997

                                 By and Between

                                 TIDEWATER INC.

                                       and

                           TW ACQUISITION CORPORATION

--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of December 18, 1997, by and between Tidewater Inc., a Delaware corporation (the "Seller"), and TW Acquisition Corporation, a Delaware corporation (the "Buyer").

                              W I T N E S S E T H:

         WHEREAS, the Seller owns 4,910 shares (the "Shares") of common stock, $10.00 par value per share ("Common Stock"), of Tidewater Compression Service, Inc., a Texas corporation ("Compression"), which constitutes all of the issued and outstanding capital stock of Compression;

         WHEREAS, subject to the terms and conditions set forth herein, the Buyer wishes to purchase, and the Seller wishes to sell, the Shares;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                             SECTION 1. DEFINITIONS

         For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, each of the following terms shall have the meanings set forth below:

         An "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, has the right to control (in fact or by agreement), is controlled by, or is under common control with, such Person.

         "Adjustment Agreement" shall mean the Purchase Price Adjustment Agreement substantially in the form of Exhibit A hereto, to be executed by and between Buyer and Seller at the Closing.

         "Benefit Arrangement" shall mean any employment, severance or similar contract, or any other contract, plan, policy or arrangement providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, and post-employment and retirement benefits, other than Employee Plans.

         The "Closing" means the closing of the Stock Sale.

         The "Closing Date" means the date upon which the Closing occurs.

         The "Closing Date Working Capital" means the Working Capital of Compression as of the Closing.

         The "Closing Date Working Capital Statement" has the meaning ascribed in Section 2.4(a).

         The "Closing Payment" means the payment made by Buyer to Seller at Closing, consisting of (i) a cash payment in the amount of $360 million plus or minus the amount by which the Estimated Working Capital, respectively, exceeds or is less than $26.0 million and (ii) delivery of the Adjustment Agreement.

         The "Code" means the Internal Revenue Code of 1986, as amended.

         "Compression Financial Statements" means the audited balance sheets, and related audited statements of earnings and cash flows, as of and for the years ended March 31, 1995, 1996 and 1997, together with the unaudited balance sheet and the related unaudited statements of earnings and cash flows as of and for the six-month period ended September 30, 1997, all of which are attached hereto as Exhibit B.

         The "Compression Latest Balance Sheet" means the balance sheet of Compression as of September 30, 1997 that is included among the Compression Financial Statements.

         "Confidentiality Agreement" means that certain Confidentiality Agreement dated September 3, 1997 by and between Buyer and Seller.

         "Current Assets" means any and all assets of Compression that are categorized as such on the September 30 Net Asset Statement, including cash on hand and securities representing cash, bank balances, accounts receivable, inventory (in the case of inventory and receivables, net of reserves), and short-term pre-paid expenses.

         "Current Liabilities" means any liability of Compression, other than Intercompany Indebtedness (which will be eliminated at Closing in accordance with Section 2.3 hereof).

         "Employee Plan" means (a) a plan or arrangement as defined in Section 3(3) of ERISA that (i) is maintained, administered or contributed to by Compression, Seller or any ERISA Affiliate (ii) covers any employee or former employee of Compression, the Seller or any ERISA Affiliate, and (b) a plan or arrangement as defined in Section 3(37) and Section 4001(a)(3) of ERISA that covers, or covered at any time during the five year period prior to the Closing Date, any employee or former employee of Compression, Seller or any ERISA Affiliate.

         "Environmental Claim" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or written communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets, properties or businesses of Compression or a predecessor-in-interest; (ii) adjoining properties or businesses onto Compression's properties or (iii) onto any facilities which received Hazardous Materials generated by Compression or a predecessor-in-interest.

         "Environmental Laws" mean the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") 42 USC 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 USC 6901, et seq., as amended; the Clean Air Act ("CAA"), 42 USC 7401, et seq., as amended; the Clean Water Act ("CWA") 33 USC 1251, et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 20 USC 655, et seq., as amended; and any other federal, state, local or municipal laws, statutes, regulations, rules, or ordinances imposing liability or establishing standards of conduct for the protection of the environment, human health and safety.

         "Environmental Liabilities" mean any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any governmental authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases from or onto (i) any property owned or leased by Compression or (ii) any facility which received Hazardous Materials generated by Compression.

         "Equipment Sales Proceeds" means the proceeds (in whatever form, including without limitation, cash or receivables) from any sales of Compression equipment on or after January 1, 1998.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any Person within the "controlled group" of corporations with respect to Compression or Seller, as defined in Section 414(b) of the Code and the regulations promulgated thereunder, and all trades or businesses that are under "common control" with respect to Compression or Seller, as defined in Section 414(c) of the Code and the regulations promulgated thereunder.

         "Estimated Working Capital Statement" means the statement prepared by Seller and delivered to Buyer pursuant to and in accordance with Sections 2.4 and 2.5 of this Agreement.


         "Estimated Working Capital" means the estimate of the Working Capital of Compression that is set forth in the Estimated Working Capital Statement, it being understood that the Net Assets of Compression included within Estimated Working Capital will be stated as of the last day of the calendar month immediately preceding the Closing Date (or, if the Closing is held before the tenth day of a month, as of the last day of the second preceding month), adjusted for any subsequent extraordinary items, and that the estimate of Equipment Sales Proceeds and expenditures for New Compression Equipment that is set forth in the Estimated Working Capital Statement shall be as of a date within eight days of the Closing Date.

         "Final Adjustment" means the adjustment provided for in Section 2.4(b).

         "GAAP" means generally accepted accounting principles, consistently applied.

         "Hazardous Materials" means (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls;
(d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, excluding lead-based paint but including regulated asbestos-containing materials and manufactured products containing Hazardous Materials.

         "Indebtedness" means all obligations of Compression (whether for principal, interest, premium, fees or otherwise) for or arising under (i) all indebtedness for borrowed money (including all notes payable and all obligations evidenced by bonds, debentures, notes or other similar instruments but excluding Intercompany Indebtedness), (ii) unpaid reimbursement obligations arising in connection with guaranties, or (iii) any lease obligation that would be required to be capitalized in accordance with GAAP.

         "Intercompany Indebtedness" means (i) the entire net Indebtedness owed or owing as of the Closing Date by Compression to Seller or any subsidiary of Seller, (ii) any tax liability of Compression that is required to be paid by Seller pursuant to Section 9.7, or (iii) any other liability, obligation or commitment of Compression to Seller or any subsidiary of Seller as of the Closing Date.

         "Knowledge of Seller" means actual knowledge of (i) an executive officer of Seller or Compression or a director of Compression, or (ii) those persons identified on Schedule 1.1 hereto.

         A "Lien" means, with respect to the Shares or any asset of Compression, any title defect, lien, mortgage, easement, pledge, charge, transfer restriction, right of first refusal, preemptive right, option, claim, security interest, right of others or other encumbrance of any nature whatsoever, other than restrictions imposed by federal or state securities laws.

         A "Material Adverse Effect" means a material adverse effect on the business, operations, results of operations, or financial condition of Compression, or any adverse effect or material limitation on the ability of the Seller to consummate the Stock Sale.

         "Net Assets" means the amount, if any, by which Compression's Current Assets exceeds its Current Liabilities.

         "New Compression Equipment" shall mean any air or gas compressors that are acquired by Compression for rental purposes on or after January 1, 1998.

         "Offering Memorandum" means the Offering Memorandum of Compression dated September 1997.

         "Permits" shall have the meaning specified in Section 4.15.

         A "Permitted Lien" means (i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property that in the aggregate do not materially detract from the value or interfere with the use of such real property or materially impair the marketability thereof, (ii) Liens for current taxes or assessments on property that are accrued but not yet payable, as long as adequate reserves for the payment of such taxes have been accrued, and (iii) mechanic's, materialman's and other liens for goods and services incorporated into or provided with respect to the property encumbered thereby arising by operation of law in the ordinary course of business, provided that the obligations secured by such Liens (A) are not more than 30 days past due, (B) are fully reflected in the Compression Latest Balance Sheet and (C) do not materially interfere with the use or enjoyment of any of Compression's properties or assets and do not materially impair the marketability thereof.

         "Person" means any natural person, corporation, partnership, limited liability company, trust and any other entity or organization of any kind, including governmental or political subdivisions or agencies or instrumentalities thereof.


         "Purchase Price" means the Closing Payment plus or minus any amount paid by Buyer to Seller, or Seller to Buyer, pursuant to Section 2.4(b).

         "Release" means any spill, leak, emission, discharge, pump, empty, injection, escape, leaching, migration, dumping or disposal of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

         "Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment, (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform post-remedial operation and maintenance activities, or (iv) any other actions authorized by 42 U.S.C. ss.9601.

         "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing.

         "Seller's Group" means, individually and collectively, Seller, Compression or any other Person as to which Compression is liable for Taxes incurred by such Person either as a transferee, pursuant to U.S. Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state, local or foreign law or regulation or otherwise.

         The "September 30 Net Asset Statement" means the statement attached hereto as Schedule 1.2.

         The "Stock Sale" means the sale of the Shares by the Seller to the Buyer in accordance with this Agreement.

         "Taxes" means all federal, state, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, property, withholding or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing.

         "Transition Services Agreement" means the Agreement between Seller and Buyer that is required to be delivered at Closing pursuant to Section 7.1(d) hereof.

         "Working Capital" means the Net Assets of Compression plus capital expenditures for New Compression Equipment (which shall include accruals and payables for such capital expenditures to the extent such accruals and payables are reflected in Net Assets, but shall not include cash payments for amounts accrued or payable prior to January 1, 1998) by Compression on or after January 1, 1998 through the Closing Date and minus any Equipment Sales Proceeds on or after January 1, 1998 through the Closing Date.

         SECTION 2.  PURCHASE AND SALE OF SHARES; CONDITION OF ASSETS

         2.1 Purchase and Sale; Purchase Price. Subject to the terms and conditions hereof, at the Closing the Seller will sell to the Buyer, and the Buyer will purchase from the Seller, the Shares, free and clear of all Liens. In consideration of its purchase of the Shares, Buyer shall pay to Seller the Purchase Price in the manner provided in the remainder of this Section.

         2.2 Capital Contribution. At the Closing, Seller will make a capital contribution to Compression in an amount equal to the Intercompany Indebtedness at the time of contribution thereby negating the Intercompany Indebtedness and, to the extent that any item of Intercompany Indebtedness is not Indebtedness, shall forgive such item of Intercompany Indebtedness, provided however that any contractual obligation between Seller or a Seller Affiliate and Compression relating to the support of foreign operations in Venezuela shall not be canceled and appropriate arrangements with respect thereto shall be provided in the Transition Services Agreement.

         2.3 Closing Payment. At the Closing, Buyer shall pay or deliver to Seller the Closing Payment. To facilitate the calculation of the Closing Payment, Seller shall deliver to Buyer not less than three days in advance of the Closing Date the Estimated Working Capital Statement, which statement shall reflect the Estimated Working Capital.

         2.4 Final Adjustment.

             (a) As soon as practicable, but in no event later than 60 days following the Closing Date, Seller shall determine Compression's Closing Date Working Capital and Buyer shall afford Seller, or its representatives reasonable access to the books, records and personnel of Compression for the purpose of making such determination. Within such 60-day period, Seller shall deliver to Buyer a written statement (the "Closing Date Working Capital Statement") setting forth its determination of the Closing Date Working Capital. If Buyer objects to the Closing Date Working Capital Statement, such objection shall be made in writing and delivered to Seller within 15 days following Buyer's receipt of the Closing Date Working Capital Statement, failing which such statement shall be deemed to have been accepted by Buyer. Seller and Buyer shall promptly meet and in good faith attempt to resolve any objections raised by Buyer. Any objections that are not resolved between Seller and Buyer within 15 days following Seller's receipt of Buyer's statement of objections shall be submitted to binding arbitration to be conducted by a representative of Ernst & Young LLP, which shall represent Seller, a representative of Deloitte & Touche, LLP which shall represent Buyer, and another nationally recognized accounting firm (other than KPMG Peat Marwick) mutually acceptable to Buyer and Seller and selected within 30 days of the date of the submission of the statement of objections. The fees of each accounting firm representative shall be paid by the party that it represents, and responsibility for payment of the fees of the third party accounting firm shall be divided equally between Buyer and Seller. Such arbitrating body shall make its determination within 90 days of the date the objections are first submitted for arbitration, and such determination shall be final, non-appealable and binding upon the parties.

             (b)  If the Closing Date Working Capital determined pursuant to
Section 2.4(a) exceeds the Estimated Working Capital, then Buyer shall, within five business days of the earlier of the date that Buyer accepts the Closing Date Working Capital Statement or any disputes with respect to the Closing Date Working Capital Statement have otherwise been resolved (the "Acceptance Date"), pay Seller in cash the amount of such excess. If the Closing Date Working Capital determined pursuant to Section 2.4(a) is less than the Estimated Working Capital, Seller shall, within five business days of the Acceptance Date, pay Buyer in cash the amount of such deficiency. Interest shall accrue and be due with respect to any payments due by one party to the other hereunder at the rate of 7% per annum beginning on the 91st day following the Closing Date, and any such payments (including any interest accrued therein) shall be made by bank wire transfer of immediately available funds to an account specified in writing by payee to payor.

         2.5 Basis of Preparation of Working Capital Statements. Seller agrees that in preparing the Estimated Working Capital Statement and Closing Date Working Capital Statement, it shall determine the Current Assets and Current Liabilities of Compression as of the applicable date on a basis consistent with GAAP and applying the same accounting policies and principles as were used in preparing the September 30 Net Asset Statement, and shall accrue expenses through the date that Net Assets are calculated in such statement as if such date were at the end of an accounting period. Such statements shall be accompanied by a certificate of the Chief Financial Officer of Seller to the foregoing effect.

         2.6 Condition of Assets: Intended Use. (a) Except for the representations and warranties given in Section 4 hereof, no representation or warranty, express or implied, has been made by or on behalf of Seller with respect to the present condition of the assets and properties or the present or future suitability thereof for any intended use by Buyer, and Buyer hereby acknowledges that such assets and properties are otherwise being conveyed "as is" and "where is."

             (b) Except for any representations and warranties given in Section 4 hereof, Seller makes no warranty, express or implied, regarding the commercial suitability of Compression's assets and properties for Buyer's intended use.

         2.7 Certain Reserves and Liabilities. Buyer acknowledges that Seller has established certain balance sheet reserves (the "Established Reserves") for potential liabilities that may be incurred with respect to Compression employees under (i) Seller's medical and dental program for employees, (ii) Seller's retiree medical and life insurance programs, (iii) retiree pension benefits, and
(iv) worker's compensation programs. Buyer further acknowledges that the Compression Financial Statements, to be delivered by Seller to Buyer, will not include the Established Reserves. Buyer agrees that Seller has no obligation to transfer the Established Reserves to Compression and that, following the Closing, Seller will have no continuing liability or obligation to Compression employees under such plans or programs except to the extent that an obligation or liability arises under such plans and relates to any event or occurrence prior to the Closing or an entitlement or right of an employee to participate in such plan or program vested prior to the Closing. Seller agrees that Compression has no obligation or commitment and that neither Compression nor Buyer will have any obligation or commitment to any Compression employee or retiree under any such plan or program or under any plan or program providing benefits relating to comparable matters, save as provided in Section 10.3(c) hereof. Buyer agrees that Seller shall have no obligation or commitment to any Compression employee with respect to any Employee Plan or Benefit Arrangement adopted by Compression or Buyer on or after the Closing Date.

         2.8 Certain Other Liabilities. Seller agrees to assume, effective as of the Closing Date, any liability of Compression that (i) is related to any silicosis claim that has been filed by any third party, including without limitation, any former or current employee of Compression as of the date of this Agreement, or (ii) without being limited by clause (i), results from any act, condition or occurrence that occurs prior to the Closing Date to the extent that such liability (such liability to include, without limitation, any liability for silicosis-based claims) is covered by one of Seller's occurrence-based insurance policies and Seller agrees to absorb any self insurance or retention amounts in connection with such liability. Seller warrants that all insurance policies listed on Schedule 2.8 attached hereto are occurrence-based insurance policies as of the date hereof. All information listed on Schedule 2.8 is complete and accurate in all material respects.

                            SECTION 3. THE CLOSING

         3.1 Closing. The closing of the transactions contemplated hereby shall take place at the offices of Schulte Roth & Zabel, LLP, 900 Third Avenue, New York, New York, 10022, commencing at 10:00 a.m. local time on or before March 6, 1998, provided all of the conditions set forth in Section 7 have been satisfied or waived by the party entitled to grant such waiver, or at or on any other mutually agreeable place, time or date, or if no date has been agreed to, on any date specified by one party to the other upon five days' notice following satisfaction of the latest to occur of the conditions set forth in Section 7.1; provided that the other conditions set forth in Section 7 shall have been satisfied or waived by the party entitled to grant such waiver.

         3.2 Deliveries at Closing. If all conditions set forth in Section 7 are satisfied or waived by each party entitled to grant such waiver, at the Closing
(i) the Buyer shall make the cash portion of the Closing Payment contemplated by
Section 2.3 by bank wire transfer of immediately available funds to an account specified in writing by Seller to Buyer not less than two business days prior to the Closing Date and shall deliver the Adjustment Agreement to Seller, (ii) the Seller shall deliver or cause to be delivered to the Buyer certificates evidencing the Shares, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of the Buyer or its nominee as the Buyer may have directed prior to the Closing Date, (iii) the Buyer and Seller shall each provide to the other such proof or indication of satisfaction of the conditions set forth in
Section 7 as the parties whose obligations are conditioned upon such satisfaction may reasonably request, and (iv) the Buyer and Seller shall each provide to the other the certificates, opinions, agreements and resignations required by Section 7 and take such other action as is required to consummate the Stock Sale.

                    SECTION 4. REPRESENTATIONS OF THE SELLER

         The Seller represents and warrants to the Buyer as follows:

         4.1 Corporate Organization. (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

             (b) Compression is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Compression has full corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Compression is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except those jurisdictions, if any, in which the failure to be so qualified would not have a Material Adverse Effect.

         4.2 Capital Stock. Compression has an authorized capitalization consisting of 5,000 shares of Common Stock, of which the Shares are the only issued and outstanding shares of Common Stock. All such outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. No shares of Common Stock are held in Compression's treasury. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or agreements of any character, whether absolute or contingent, providing for the purchase, issuance or sale of any shares of the capital stock of Compression other than as contemplated by this Agreement.


         4.3 Ownership of Stock. (a) The Seller is the lawful, beneficial and record owner of the Shares, all of which are owned by Seller free and clear of any Liens, and upon Closing Buyer will acquire good and valid title to the Shares free and clear of Liens.

             (b) Compression has no subsidiaries and does not own or have the right or obligation to acquire, directly or indirectly, any capital stock or other equity or proprietary interest in any Person.

         4.4 Authorization; Enforceability. The Board of Directors of the Seller has duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of the Seller are necessary to approve and authorize the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         4.5 No Approvals or Conflicts. Neither the execution, delivery or performance by the Seller of this Agreement nor the consummation by the Seller of the Stock Sale or the other transactions contemplated by this Agreement will
(a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Seller or Compression, (b) violate, conflict with or result in a breach of any provision of, or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Compression or upon the Seller's interest in the Shares under, any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or commitment or obligation to which the Seller or Compression or any of their properties may be bound or affected, (c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, domestic or foreign, applicable to the Seller or Compression or any of their respective properties, or (d) except for any required filings under the HSR Act (as provided in Section 6.1(b)) or those that have already been obtained, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution, delivery and performance of this Agreement by the Seller.

         4.6 Properties and Equipment. Compression has good, valid and marketable title to all of its properties and assets, including all the properties and assets reflected in the Compression Latest Balance Sheet, in each case subject to no Liens other than Permitted Liens and except for any dispositions permitted pursuant to the terms hereof, on the Closing Date will have such title with respect to all of its properties and assets. Compression owns or has valid leasehold interests in all properties and assets necessary for the continued conduct of its business in the ordinary course consistent with past practices. All properties or assets used by Compression that are held under lease are held under valid and enforceable leases subject only to exceptions that are not likely to have a Material Adverse Effect and do not interfere with the use by Compression of such assets.

         4.7 Material Contracts. (a) Except as set forth in Schedule 4.7, Compression is neither a party to, nor is it or its assets bound by or subject to, (i) any collective bargaining agreement or any other agreement relating to the employment of any person by Compression,

(ii) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or any other distribution in respect of its capital stock, (iii) any agreement, contract or commitment relating to capital expenditures of an amount or value in excess of $50,000, (iv) any contract for the provision of supplies to Compression in excess of $50,000, (v) any loan or advance to, or investment in, any other Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment of an amount or value in excess of $50,000, except for intercompany loans to Seller, (vi) any guarantee, surety or other contingent liability in respect of any indebtedness, liability or obligation of any other Person, (vii) any agreement that in any way restricts or purports to restrict the business activity of Compression or limits Compression's ability to engage in any line of business or compete with any Person, (viii) any line of credit, whether drawn upon or not, or any loan agreement obligating it to repay to any creditor, whether secured or unsecured, (ix) any tax indemnity, tax sharing, tax payment or tax allocation agreement, (x) any lease, except for leases of compressor equipment in the ordinary course of business, or sublease, whether Compression is lessor or lessee, involving annual payments in excess of $50,000, (xi) any sales agency, distributorship or marketing and distribution agreements, other than those that can be terminated without penalty upon 60 days or less notice,
(xii) any agreement that was not entered into in the ordinary course of Compression's business and that involves annual payments in excess of $50,000,
(xiii) except as disclosed on Schedule 10.3(d) hereto, any agreement, plan document, trust agreement, insurance contract or contract for services regarding or with respect to any employee benefit plan, as defined in Section 3(3) of ERISA, including any agreement, commitment, understanding or other arrangement to deliver severance payments to any current or former employee of Compression,
(xiv) any employment, management, service, consulting or other similar contract, including without limitation any such oral or written agreement between Seller and Compression or between Compression and any affiliate of Seller or

Compression, (xv) any agreement that is or contains a power of attorney by or in favor of Compression, except those made in the ordinary course of business.

             (b)  Except for the Intercompany Indebtedness or as set forth in
Schedule 4.7, the Seller is not a party to (i) any loan or advance to or from Compression or any agreement or commitment relating to the making of any such loan or advance or (ii) any guarantee or other contingent liability in respect of any Indebtedness of Compression.

             (c) Neither the Seller nor Compression nor any Affiliate has entered into any agreement (other than this Agreement) or commitment, whether absolute or contingent, obligating it to sell or otherwise dispose of any substantial part of Compression's stock or assets to, or to enter into a business combination with, any other Person.

             (d) Each contract or agreement set forth in Schedule 4.7 (or required to be set forth in Schedule 4.7) is in full force and effect and is enforceable by Compression, and there exists no breach, default or event of default or event, occurrence, condition or act (including the Stock Sale) which, with the giving of notice, the lapse of time or the occurrence of any other event or condition, would become a breach, default or event of default thereunder, except for any such breach, default or event of default that is not likely to have a Material Adverse Effect.

         4.8 Litigation and Claims. (a) Except as set forth in Schedule 4.8, there is no action, suit, investigation or proceeding at law or in equity, any arbitration or any administrative or other proceeding by or before any court, governmental instrumentality or agency, pending or, to the knowledge of the Seller, threatened or contemplated in writing against or affecting Compression, or any of its properties or rights, that is likely to have a Material Adverse Effect. Compression is not currently subject to any judgment, order or decree entered in any lawsuit or proceeding.

             (b) Except as set forth in Schedule 4.8, there have been no warranty claims made against Compression, or claims arising under any continuing guarantee or indemnity issued by Compression in excess of $20,000 and no such claims are currently pending or, to the Seller's knowledge, threatened.

         4.9 Accounts Receivable. Set forth on Schedule 4.9 is a list and description (including an aging report) as of September 30, 1997, of all outstanding notes, drafts and accounts receivable, including without limitation, accrued but unbilled receivables (which accrued but unbilled receivables are identified by customer), of Compression. All receivables including accrued but unbilled receivables that are outstanding as of the Closing Date will be valid obligations of the persons obligated to pay such accounts receivable and will be subject to no material counterclaim or set-off, and, subject only to consistently recorded reserves for bad debts as reflected in the Closing Date Net Assets Statement, all such receivables will be good and collectible in the ordinary course of business, except (a) for accrued but unbilled receivables, which will be collectible within 90 days from the date billed and (b) as otherwise disclosed on Schedule 4.9. The representations and warranties contained in this Section 4.9 shall terminate on the date that such Uncollected Receivables (as defined in Section 10.4(b)) are repurchased by the Seller pursuant to Section 10.4. There are no receivables outstanding as of the date hereof for which Seller has failed on a timely basis to provide to the account debtors therein the services or products contracted for, except for any such receivables as to which a bad debt reserve has been established.

         4.10 Employment Relations. There (a) is no unfair labor practice complaint against Compression pending before the National Labor Relations Board,
(b) is no labor strike, slowdown or stoppage pending or, to the Seller's knowledge, threatened against or involving the employees of Compression, (c) is no labor union that claims to represent the employees of Compression, (d) is no collective bargaining agreement currently being negotiated by Compression with respect to its employees, (e) is pending no labor or labor related grievance that is likely to be material and no arbitration proceeding arising out of or under any collective bargaining agreement of Compression and no claim therefor has been asserted, and (f) has not been any material labor difficulty experienced by Compression during the past three years.

         4.11 Employee Benefit Plans. Compression has no Employee Plans or Benefit Arrangements other than through its participation, and the participation of its employees in the Employee Plans and Benefit Arrangements of Seller and other than the Severance Policy adopted by the Board of Directors of Compression on November 19, 1997. To the extent that employees of Compression participate in, or are entitled to participate in, or benefit from, or participated in or were entitled to participate in or benefited from, any Benefit Arrangement or an Employee Plan, Buyer will not incur any liability, or other obligation to, or with respect to, such Benefit Arrangement or Employee Plan, including any fine, tax or penalty imposed by any federal, state or local government or governmental agency or government-owned corporation, now or at any time in the future, except for any severance benefits payable to Compression's employees in accordance with
Section 10.3(c) and the provisions of Schedule 10.3(c) hereto. None of the assets of Compression is subject to any lien in favor of or asserted by the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental authority, agency, department or government-owned corporation. All group health plans of the Seller that are subject to Sections 601, et seq. of ERISA or analogous state law and that cover employees of Compression have at all times fully complied with the requirements of such statutes, including without limitation the notification and continuation of coverage of requirements thereof.

         4.12 Interests in Clients and Suppliers. Neither Compression or the Seller, nor any officer or director (or, to the Knowledge of Seller, any member of the immediate family of a director or officer of Seller or Compression) thereof, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a supplier, distributor, customer, lessor, lessee or competitor of Compression. Ownership of less than 5% of any class of securities of a company that has registered at least one class of its securities under the Securities Exchange Act of 1934 shall not be deemed a financial interest for purposes of this section.

         4.13 Environmental Matters. (a) Compression possesses all necessary Permits and authorizations that are required under Environmental Laws to operate the facilities, assets and business of Compression. Except as disclosed on
Schedule 4.13 or in a Report referred to in Section 4.13(e), to the Knowledge of Seller, the operations of Compression are in compliance with all Environmental Laws, or such Permits or authorizations, including but not limited to all laws and regulations imposing record-keeping, maintenance, testing, storage, transportation, use, generation, collection, treatment, recovery, removal, discharge, disposal, inspection, registration, notification and reporting requirements with respect to Hazardous Materials. To the knowledge of Seller, there are no pending penalties or announced changes in the manner that a governmental or regulatory authority enforces the air emission requirements in Environmental Laws that would have a Material Adverse Effect on Compression's air emission compliance program.

             (b) No Environmental Claims have been asserted within the past five years against Seller, Compression or, to the Seller's knowledge and except as included in the Environmental Reports on Schedule 4.13, a predecessor-in-interest of Compression, regarding (i) the operations of Compression or any predecessor-in-interest, (ii) Compression's assets, or (iii) any properties now or previously owned or leased by Compression. To the Knowledge of Seller, there are no threatened or pending Environmental Claims against Seller, Compression or a predecessor-in-interest of Compression which are reasonably likely to result in Environmental Liabilities regarding (i) the operations of Compression, (ii) Compression's assets, or (iii) any properties now or previously owned or leased by Compression. Seller has no knowledge of any Environmental Claims that have been asserted against any facilities that may have received Hazardous Materials generated by Compression or any predecessor-in-interest that is reasonably likely to result in an Environmental Liability.

             (c) Except as disclosed on Schedule 4.13 or in an Environmental Report referred to in Section 4.13(e), to the Knowledge of Seller, there are no Hazardous Materials used, disposed of, discharged or stored by Compression, and any Hazardous Materials disclosed on Schedule 4.13 as used, disposed of, discharged or stored are and have been so used, disposed of, discharged or stored in compliance with Environmental Laws. To the Knowledge of Seller, there has been no Release (i) at any of the properties now or previously owned, operated or leased by Compression, or except as included in the Environmental Reports on Schedule 4.13, any predecessor-in-interest of Compression, (ii) from any assets owned, leased or operated by Compression except as included in the Environmental Reports on Schedule 4.13, any predecessor-in-interest of Compression violating Environmental Laws or requiring Remedial Action, or (iii) at any disposal, storage or treatment facility which received Hazardous Materials generated by Compression or any predecessor-in-interest which is reasonably likely to result in Environmental Liabilities.

             (d) There are no disposal sites for Hazardous Materials located on the real estate owned, leased or operated by Compression or any predecessor-in-interest.

             (e) There have been no environmental investigations, studies, audits, tests, reviews or other analyses (collectively, "Environmental Reports") conducted by, or which are in the possession or control of, Compression or the Seller in relation to any premises owned, operated or leased by Compression, except for those Environmental Reports which have been made available to the Buyer prior to the date hereof, which Environmental Reports are listed on
Schedule 4.13. Seller shall have no liability under Section 8.1(a)(i) with respect to any matter fairly disclosed in an Environmental Report. Seller represents that it has provided Buyer with complete copies of any Environmental Reports referenced herein.

         4.14 Compliance with Laws. (a) Compression is in material compliance with, and is not in default or violation in any respect under, and has not conducted its operations in material violation in any respect of, any law, rule, regulation, decree or order applicable to it.

             (b) Except as provided in Schedule 4.14, at no time during the last five years has Compression been notified in writing that it was the subject of any foreign, federal, state or local criminal investigation. Except as provided in Schedule 4.14, at no time in the last five years has Compression been notified in writing by any foreign, federal, state or local governmental authority of any violation of any law, regulation, ordinance, rule or order (including those described in other subsections of this Section 4).

         4.15 Licenses and Permits. Compression possesses such federal, state, local and foreign governmental licenses, permits and other authorizations necessary for the continued conduct of its business in the ordinary course, consistent with past practices, without material interruption, (collectively "Permits"), and such Permits are in full force and effect and have been and are being fully complied with by Compression in all material respects. None of the governmental agencies or instrumentalities that have issued the Permits has notified Compression in writing of its intent to modify, revoke, terminate or fail to renew any such Permit, and, to the Knowledge of Seller, no such action has been threatened. No Permit shall be modified, revoked or shall lapse as a result of the Stock Sale.

         4.16 Absence of Certain Changes. Except as set forth in Schedule 4.16 or as expressly provided for elsewhere herein, Compression has not, since the date of the Compression Latest Balance Sheet: (a) incurred any Indebtedness except Intercompany Indebtedness, (b) permitted any of its assets to be subjected to any Lien, other than a Permitted Lien, (c) sold, transferred or otherwise disposed of any assets, other than (i) sales of equipment on or after the Compression Latest Balance Sheet Date and prior to December 31, 1997 that are in the ordinary course of business and (ii) sales of Compression equipment pursuant to the exercise (in accordance with their terms) of purchase options under existing leases of Compression equipment, and except for sales or trade-ins of vehicles in the ordinary course of business, (d) merged or consolidated with any other entity, (e) made any material capital expenditure or commitment therefor except in the ordinary course of business, (f) declared, set aside, increased or paid any dividend or declared or made any distribution on any shares of its capital stock, or redeemed, reclassified, purchased or otherwise acquired any shares of its capital stock or authorized or issued any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (g) made any loan to any Person other than intercompany loans that are included within Intercompany Indebtedness, (h) written off as uncollectible any notes or accounts receivable, except for write-offs in the ordinary course of business charged to applicable reserves, (i) waived any rights or settled any claims, except for such waivers or settlements granted or entered into in the ordinary course of business, (j) granted any increase in the rate of wages, salaries or other compensation or benefits to any of its employees, other than increases or payments in the ordinary course of its business consistent with past practice, (k) made any change in any method of accounting practice, (l) amended its certificate of incorporation or by-laws,
(m) suffered or incurred any damage, destruction, fire, explosion, accident, flood, or other casualty loss or act of God (whether or not covered by insurance) that has had a Material Adverse Effect, (n) amended or terminated, or suffered any amendment or termination of, any Permit, contract, lease, license, purchase order or similar commitment or right that is likely to have a Material Adverse Effect, (o) amended or modified in any respect any Benefit Arrangement or Employee Plan, (p) suffered any labor disturbances that is likely to have a Material Adverse Effect, (q) otherwise failed to operate its business in the ordinary course consistent with past practices so as to preserve its business organization intact and to preserve the goodwill of its customers, suppliers, employees and others with whom it has business relations, or (r) agreed to do any of the foregoing.

         4.17 Customers and Suppliers. Schedule 4.17 sets forth a list of the 25 largest suppliers of products and services to, and the 25 largest customers of products and services of, Compression for the fiscal year ended March 31, 1997. Other than as set forth on Schedule 4.17, since March 31, 1997, there has not been any termination, cancellation or material limitation, modification or change in the business relationship of Compression with any such customer or supplier and Compression and the Seller are unaware of any threatened loss of any such customer or supplier.

         4.18 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Seller or Compression is, or will be, entitled to any commission or broker's or finder's fees from any parties hereto, or any Affiliate of the parties hereto, in connection with the Stock Sale, other than fees to Merrill Lynch & Co. and Simmons & Company, International, the payment of which shall be Seller's sole responsibility.

         4.19 Warranties. Compression only provides product warranties with respect to equipment and products sold primarily through its Tide Air & Gas division that supplement warranties from manufacturers of individual components of such products which are passed on to customers. With respect to its rental of compression equipment, Compression's only service warranties are occasional service warranties that relate to run time performance as is standard in the industry. Fulfillment of such warranties is related to, and dependent upon, service provided by Compression. There is no material outstanding liability or claim or, to Seller's knowledge, threatened claim, relating to such warranties.

         4.20 Asset Condition. Subject to those items disclosed on Schedule 4.20, the plant, equipment and machinery of Compression, taken as a whole, are of an industry standard (including operating condition and state of repair) as would be expected of a prudent operator in the compression business (usual wear and tear excepted). During the past two years, there has not been any material interruption in the operations of Compression due to inadequate maintenance.

         4.21 Inventory. The inventory of Compression as set forth on the Compression Latest Balance Sheet was, and the inventory of the Compression is, in usable or salable condition in the ordinary course of business at the amounts carried on the Compression Latest Balance Sheet, net of any obsolescence reserve, other than items not material to the inventory taken as a whole. The materials and supplies included in such inventory are of at least the standard quality for such items in the gas compression industry and are not in excess of the normal purchasing patterns of Compression. Seller has no knowledge that (i) any material adverse condition affects the supply of materials available to Compression, or (ii) that the costs associated with work-in-process exceed the salable value of such work-in-process. The amounts of the inventories reflected on the Compression Latest Balance Sheet and on the books and records of Seller and/or Compression have been determined in accordance with GAAP applied on a consistent basis.

         4.22 Intellectual Property. Schedule 4.22 hereto sets forth all patents, trademarks, service marks, trade names, copyrights, franchises, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from Compression relating to any of the foregoing which are used in or useful to the business of Compression. The rights of

Compression in all property set forth on Schedule 4.22 hereto are free and clear of any Liens other than Permitted Liens. Seller has no notice of any adversely held patent, trademark, service mark, trade name, copyright or franchise of any other person or notice of any claim of any other person relating to any of the property set forth on Schedule 4.22 hereto, and Seller has no knowledge of any basis for any such charge or claim.

         4.23 Compression Financial Statements; Absence of Undisclosed Liabilities. The Compression Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods and present fairly the financial condition, results of operations and cash flows as at the respective dates hereof and for the periods referred to therein. The unaudited interim financial statements included within the Compression Financial Statements reflect all adjustments which are necessary for a fair statement of the results for the interim periods presented therein. Except as disclosed in
Schedule 4.23, Compression does not have, nor are any of its assets subject to, any liability, commitment, indebtedness or obligation

(of any kind whatsoever, whether absolute, accrued, contingent, known, unknown, matured or unmatured) ("Undisclosed Liabilities") except for Undisclosed Liabilities that (i) are disclosed or required to be disclosed or are expressly exempted from disclosure by another representation contained in this Section 4,
(ii) are contained or disclosed in the Compression Financial Statements, (iii) arise under the economic terms and general provisions of any contract or arrangement of Compression or (iv) could not be reasonably expected to have a material impact on, or result in a material liability to, Compression.

         4.24 Projections. To the Knowledge of Seller, the financial projections attached hereto as Exhibit C have been prepared in good faith based upon reasonable assumptions (it being understood that the projections are subject to significant uncertainties and contingencies, many of which are beyond Seller's control, and that no assurance can be given that such projections will be realized).

         4.25 Taxes. Except as set forth in Schedule 4.25, (i) each of Seller, Compression and Seller's Group has filed all material federal, state, local and foreign Returns and has paid all Taxes due with respect to the periods covered by such Returns, (ii) Compression has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (iii) no material Tax liens have been filed and no material claims are being asserted with respect to any Taxes of Compression,
(iv) Compression has complied in all material aspects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has withheld all amounts required by law to be withheld from the wages or salaries of employees and independent contractors and is not liable for any Taxes for failure to comply with such laws, rules, and regulations, (v) Compression is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by Seller and Seller does not have any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, except that this representation shall not be deemed to cover any change of accounting method undertaken by Seller at the request of Buyer, (vi) the acquisition of the stock of Compression will not be a factor causing any payments to be made by Compression to be nondeductible (in whole or in part) pursuant to Section 280G of the Code, (vii) no consent or election under Section 341 of the Code has been made for or with respect to Compression, and (viii) no property of Compression is "tax exempt use property" within the meaning of Section 168(h) of the Code, and Compression is not a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

         4.26 No Other Representations. Seller shall not be deemed to have made to Buyer any representation or warranty other than as expressly made by Seller in this Section 4. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by Seller in this Section 4, Seller makes no representation or warranty to Buyer with respect to:

             (a) any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures or future results of operations of Compression (except for such representations as are given in Section 4.24); or

             (b) except as expressly covered by a representation and warranty contained in this Section 4 hereof, any description of the business or operations of Compression or any other information or documents (financial or otherwise) made available to Buyer or its counsel, accountants or advisers with respect to Compression.

                   SECTION 5. REPRESENTATIONS OF THE BUYER

         The Buyer represents and warrants to the Seller that:

         5.1 Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

         5.2 Authorization; Enforceability. The Board of Directors of the Buyer has duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of the Buyer are necessary to approve and authorize the execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         5.3 No Approvals or Conflicts. Neither the execution and delivery by the Buyer of this Agreement nor the consummation by the Buyer of the Stock Sale will (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Buyer, (b) violate, conflict with or result in a breach of any provision of, or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Buyer under, any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or commitment or obligation to which the Buyer or any of its properties may be bound or affected, (c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, domestic or foreign, applicable to the Buyer or its properties, or (d) except for any required filings under the HSR Act (as provided in Section 6.1(b)) or those that have already been obtained, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution, delivery and performance of this Agreement by the Buyer other than those that, in the case of clauses (b), (c) and (d) above, are not likely to have a Material Adverse Effect.

         5.4 Purchase for Investment. Buyer represents and warrants that it will acquire the Shares for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof in violation of the Securities Act of 1933, as amended. Buyer agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Shares (or solicit offers to buy, purchase, or otherwise acquire or take a pledge of any of the Shares), except in compliance with the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws.

         5.5 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Buyer is, or will be, entitled to any commission or broker's or finder's fees from the any parties hereto, or any Affiliate of the parties hereto, in connection with the Stock Sale.

         5.6 Proceedings. There is no action, suit or proceeding at law or in equity, any arbitration or any administrative or other proceeding by or before any governmental instrumentality or agency, pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer that could have a material adverse effect on the ability of the Buyer to consummate the Stock Sale.

         5.7 Investigation. (a) Buyer acknowledges that (i) it has had the opportunity to visit with the Seller and Compression and meet with their respective officers and other representatives to discuss the business and the assets, liabilities, financial condition, cash flow and operations of Compression; and (ii) it has made its own independent examination, investigation, analysis and evaluation of Compression, including Buyer's own estimate of the value of Compression's business.

         5.8 Castle Harlan III's Capacity to Fund Equity. Castle Harlan Partners III, L.P. has and will have the ability to fund the equity of Buyer required under the terms of the Commitment Letters (defined in Section 5.9) under the terms of its partnership agreement.

         5.9 Buyer's Financing Commitments. Buyer has obtained from Bankers Trust Company binding and executed firm commitment letters (the "Commitment Letters") dated the date hereof agreeing to facilitate the Stock Sale by providing senior bank financing in an amount up to $210 million and, if necessary, bridge financing in the aggregate principal amount of up to $100 million, copies of which letters have been provided to Seller.

                       SECTION 6. PRE-CLOSING COVENANTS

         From the date hereof through the Closing Date, the parties covenant and agree as follows:

         6.1 Cooperation and Best Efforts; HSR Filing. (a) Each party will cooperate with the other and use its best efforts to (i) procure all necessary and appropriate consents and approvals, (ii) complete and file all necessary and appropriate applications, notifications, filings and certifications, (iii) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Stock Sale, (iv) effect the Stock Sale at the earliest practicable date, and (v) before and after Closing, cooperate with Compression to the extent necessary to conform the presentation of the Compression Financial Information to the rules and regulations of the U.S. Securities and Exchange Commission.

             (b) Without limiting the generality of the foregoing; within ten business days after the execution of this Agreement, Buyer and Seller shall each file or cause to be filed any notification and report forms and related materials that it or its Affiliates may be required to file with the Federal Trade Commission and the Antitrust Division of the

United States Department of Justice required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act").

         6.2 Press Releases. Buyer will cooperate with the Seller in the preparation of any press releases announcing the execution of this Agreement or the consummation of the Stock Sale. Buyer, without the prior consent of Seller, will not issue any press release or other written or oral statement for general circulation relating to the transactions contemplated hereby. Seller agrees that it will consult with Buyer prior to the issuance of any press release or other written or oral statement for general circulation relating to the transactions described hereby, except to the extent such consultation is not feasible for the Seller to discharge its legal obligations.

         6.3 Review of Compression; Availability of Management. (a) Prior to the Closing Date, the Seller will afford the Buyer and its representatives, during regular business hours and upon reasonable notice, such access to the properties, personnel and books and records of Compression as the Buyer may reasonably request in connection with the Stock Sale including the financing thereof, in accordance with the terms of the Confidentiality Agreement, in particular Section 7 thereof. To the extent the obligations hereunder would not require the interruption of existing services, the unreasonable devotion of managerial resources or attention, or materially interfere with customer relations, Compression shall fully cooperate in locating and affording access to all such properties, assets, books and records for the Buyer, and shall make such properties and assets available for such inspection by Buyer. An employee or representative of Compression shall be entitled to be present at any or all inspections of Compression's properties, assets and records by Buyer or Buyer's representatives.

             (b) Seller will use commercially reasonable efforts to cause the officers of Compression (and any other person holding a managerial position with Compression) to, at the request of Buyer, aid Buyer or Buyer's representatives in the marketing of securities to be issued by Buyer or Compression including, without limitation, participation by such employees in "road shows" or other similar events.

         6.4 Conduct of Business of Compression Prior to the Closing Date. The Seller shall cause Compression to conduct its operations in the ordinary and usual course of business and preserve intact its business organizations, maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it. Without the prior written consent of the Buyer, the Seller shall not commit or omit to do any act, and shall cause Compression not to commit or omit to do any act, that (i) would cause a breach of any agreement, commitment or covenant of the Seller contained in this Agreement in any material respect, (ii) would cause the representations and warranties contained in Section 4 to become untrue in any material respect, or
(iii) would result in the sale or other disposition of Compression equipment, other than sales of equipment pursuant to the exercise (in accordance with their terms) of purchase options under existing leases of Compression equipment and except for sales or trade-ins of vehicles in the ordinary course of business.

         6.5 Notification of Changes. (a) Each of the Seller and the Buyer shall promptly notify the other of any event that causes any representation or warranty given by either of them, respectively, in Sections 4 and 5 to become untrue.

             (b) The Seller shall have the right until the Closing to supplement or amend any of the Schedules described in Section 4 with respect to any matter arising or discovered after the date of this Agreement which, if existing or known on the date of this Agreement, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7 have been fulfilled, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto, except to the extent that they reflect an event or condition that would be beneficial to the Buyer; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment shall be deemed included in the Schedules at Closing (without necessity of a written waiver or other action on the part of any party) and to modify the applicable representations and warranties for all purposes.

         6.6 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect until the earlier of (i) the Closing Date or
(ii) two years after the termination of this Agreement under Section 11.

         6.7 Continued Effectiveness of Section 4.16. From the date hereof through the Closing, Seller shall not, and shall cause Compression not to, without the prior written consent of Buyer, undertake any actions specified in
Section 4.16.

         6.8 Environmental Audit. (a) During the period from the date of this Agreement through and including February 17, 1998 (the "Assessment Period"), the Buyer shall have the right to make, or cause to be made, an environmental assessment of the operations and physical premises of Compression by the environmental firm of Malcolm Pirnie, or another environmental firm selected by Buyer and reasonably acceptable to Seller, and during the Assessment Period, Buyer and its agents may (and Seller agrees to cooperate reasonably with Buyer in this regard) enter and inspect the physical premises and conduct such Phase I or Phase II assessments, tests, examinations, investigations and studies as may be necessary or appropriate in Buyer's judgement to evaluate the environmental condition of Compression's operations and properties now or previously leased (the "Environmental Audit"). Prior to the Closing Date (or, in the event there is no Closing, in perpetuity), Buyer shall keep any data or information acquired through, or any reports or studies derived from, such Environmental Audit strictly confidential and shall not disclose such data, information, reports or studies to any third party except potential lenders, potential equity investors and their respective advisors without the prior written approval of Seller. Buyer shall perform such Environmental Audit at its sole cost and expense.


             (b) Seller's agreement to grant Buyer access to the physical premises pursuant to this Section 6.8 is subject to the following conditions:

                  (i) Buyer agrees to indemnify and hold harmless Seller, its directors, officers, employees and agents from any claims or liabilities for the injury or death of persons or damage to property, except that damage to property that is reasonable and customary in performing Phase II assessments, arising from the exercise of rights granted to Buyer pursuant to this Section 6.8. Buyer shall indemnify and hold harmless Seller and its directors, officers, employees and agents from and against any and all loss, cost, damage, expense, or liability, including attorneys' fees, arising out of (A) any and all statutory liens or other encumbrances for labor or materials furnished in connection with such environmental audits as Buyer may conduct with respect to the physical premises and (B) any injury to or death of persons or damage to property, except for damage to property that is reasonable and customary in performing Phase II assessments, as a result of such Environmental Audit (except where any such injury or damage is caused solely by the gross negligence or willful misconduct of Seller, its directors, officers, employees or agents). The indemnification set forth in this Section 6.8 shall survive until the fifth anniversary of the Closing Date.

                 (ii) Seller shall be provided with a certificate of insurance or other appropriate evidence to the effect that the engineering firm retained to conduct the procedures outlined by this Section 6 maintains adequate liability and property damage insurance with respect to the exercise by Buyer and its agents of the rights granted in this Section 6.8. Prior to any exercise of the rights granted hereby, Buyer shall furnish, or shall cause to be furnished to Seller a certificate of insurance evidencing the existence of the insurance required hereunder, which certificate shall disclose the policy limits of such insurance.

             (c) The written reports of Buyer's environmental engineer with respect to the Environmental Audit shall be made available to Seller as soon as is practicable and, in no event later than the end of the Assessment Period. If any condition is discovered which in the opinion of Buyer's environmental engineer reveals (i) a Release or threatened Release, (ii) any condition giving rise to a Remedial Action, (iii) actual or potential Environmental Claims, or
(iv) an instance of threatened or actual non-compliance with any Environmental Law, including the presence of any Hazardous Materials, ("Environmental Condition"), Buyer shall so advise Seller in writing ("Remediation Notice") within five days following completion of the Environmental Audit, which shall include the estimate of its environmental engineer of the reasonably anticipated cost to remediate such Environmental Conditions ("Estimated Remediation Cost").

             (d) If the Estimated Remediation Cost is estimated to exceed $20 million, Seller shall have the exclusive right to terminate this Agreement within five days of its receipt of the Remediation Notice, following which neither Buyer nor Seller shall have any further obligation or liability of any kind under this Agreement or with respect hereto other than as provided in
Section 11.2 hereof. In the event of any such termination by Seller, Seller agrees to pay up to $1 million of Buyer's expenses upon receipt of reasonable documentation thereof.

             (e) The cost of any remediation undertaken or caused to be undertaken by Buyer or which Buyer becomes obligated to pay for, in each case to the extent identified as part of the Estimated Remediation Cost shall be paid as follows (the aggregate amount of such costs shall be referred to herein as the "Actual Remediation Costs"):

                  (i) Seller shall pay 75% and Buyer shall pay 25% of the first $4 million of Actual Remediation Costs;

                 (ii) Seller shall pay 83.33% and Buyer shall pay 16.67% of the next $6 million of Actual Remediation Costs; and

                (iii) Seller shall pay 100% of the amount by which the Actual Remediation Costs exceed $10 million, but only to the extent the Actual Remediation Costs do not exceed the Estimated Remediation Cost. Buyer shall pay and be solely responsible for any Actual Remediation Costs that exceed the Estimated Remediation Cost, except to the extent of a breach of Seller's representations and warranties hereunder.

             The environmental engineer that will conduct such remediation shall be Malcolm Pirnie, or another environmental firm selected by Buyer and reasonably acceptable to Seller.

             (f) If, following its receipt of the report(s) from the environmental engineer (which in no event shall be later than the last day of the Assessment Period), Buyer concludes that there is a substantial possibility of (i) significant financial liability to Compression or Buyer to third parties or (ii) the imposition of significant fines, penalties or economic sanctions by any governmental authority because of the Environmental Condition of Compression's assets or properties, then Buyer shall have the right, within five days of its receipt of such reports, to terminate this Agreement by notice to the Seller.

           (g) Notwithstanding the provisions of Section 8 or any other provision of this Agreement, if Buyer and Seller consummate the Stock Sale, then Seller shall have no liability with respect to any condition or state of facts identified in the Remediation Notice as requiring remediation except as set forth in Section 6.8(e).


         6.9 Purchase of Compression Equipment; Repair and Maintenance of Existing Compression Equipment. (a) Seller agrees that it shall not cancel any orders for compression equipment that have heretofore been placed by Compression. Seller further agrees that, upon one or more written requests made by Buyer after the execution of this Agreement, it shall promptly place orders for New Compression Equipment provided however that the maximum dollar amount of any equipment so ordered shall not exceed $9.0 million.

             (b) On and after the date hereof and through the Closing Date, Seller agrees to continue to repair, maintain and overhaul Compression equipment in the ordinary course of business consistent with prior practice.

         6.10 Employees. Without the prior consent of Buyer, Seller agrees that prior to the Closing Date it shall neither cause or permit Compression to implement any changes in its current employment practices or practices nor terminate the employment of any employee of Compression.

         6.11 Covenant on Bonus and Other Incentive Payments. Seller agrees that no later than the third day following the Closing Date, it shall pay or provide funds to Compression for it to pay any and all amounts due officers and employees of Compression for the current fiscal year in accordance with the terms of all bonus and incentive programs adopted by either Seller or Compression for the benefit of such Compression officers and employees. If Seller provides funds to Compression for it to pay such amounts, Seller shall indemnify and hold harmless Compression and Buyer from and against all costs including without limitation taxes and liabilities arising out of such payment and the obligations related thereto. To the extent that Compression is to make such payments after the Closing, the obligation to make such payments will be included in Current Liabilities.

                       SECTION 7. CONDITIONS TO CLOSING

         7.1 Conditions Applicable to All Parties. The obligations of each of the parties hereto to consummate the Stock Sale are subject to the satisfaction (or the waiver by the Buyer and the Seller) of the following conditions at or prior to the Closing:

             (a) Restraining Action. No judgment, order or decree shall have been issued or rendered by any court or other governmental body to restrain or prohibit the Stock Sale.

             (b) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the Stock Sale shall have been fulfilled and all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the Stock Sale shall have been received.

             (c) HSR Act Proceedings. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

         7.2 Additional Conditions Applicable to the Buyer's Obligations. The obligations of the Buyer to consummate the Stock Sale are also subject to the satisfaction (or waiver by the Buyer) of the following conditions at or prior to the Closing:

             (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in Section 4 that are qualified as to materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects on the Closing Date and the Seller shall have performed in all material respects all covenants required by this Agreement to be performed by it at or prior to the Closing. The Seller shall have delivered to the Buyer on the Closing Date a certificate, dated the Closing Date and duly executed by the Seller, certifying to the fulfillment of the conditions set forth in this paragraph.

             (b) Capital Contribution. Seller shall have made the capital contribution to Compression that is contemplated by Section 2.2.

             (c) Transition Services Agreement. The parties shall have entered into a Transition Services Agreement in substantially the form attached as Exhibit D.

             (d) Opinion of Counsel to Seller. Buyer shall have received the favorable opinions of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., and the General Counsel to Seller, respectively, dated the date of Closing, addressed to Buyer, in the form of Exhibit E hereto.

             (e) Financing Condition. Buyer shall have obtained funds contemplated by its Commitment Letters, dated the date hereof, with Bankers Trust in accordance with the terms of such Commitment Letters or such substitute financing in the same amount as is reasonably acceptable to Buyer.

             (f) Computer Software; Assignment of Rights. Seller shall have delivered a (i) bill of sale to Buyer conveying to Compression, to the extent the transfer thereof is not prohibited by any licensing restriction, any program software, system software or database that is used by Compression as part of its management information system, but specifically excluding any and all computer hardware owned by Seller that is not residing on the physical premises or under the control and possession of Compression or its employees, and (ii) an assignment to Buyer of Seller's rights and benefits under (A) the confidentiality agreements entered into in connection with Seller's efforts to sell Compression and (B) any non-competition agreement or covenant restricting any Person from engaging in conduct relating to Compression or its business.
Schedule 7.2(f) is a list of Seller's software licensing arrangements for Compression that Seller, after due inquiry, has knowledge are subject to transfer restrictions.

         7.3 Additional Conditions Applicable to the Seller's Obligations. The Seller's obligations to consummate the Stock Sale are also subject to the satisfaction (or the waiver by the Seller) of the following conditions at or prior to the Closing:

             (a) Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in Section 5 that are qualified as to materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects on the Closing Date and the Buyer shall have performed in all material respects all covenants required by this Agreement to be performed by it at or prior to the Closing. The Buyer shall have delivered to the Seller on the Closing Date a certificate, dated the Closing Date and duly executed by the Buyer, certifying to the fulfillment of the conditions set forth in this paragraph.

             (b) Seller Guarantees. Buyer shall have either (i) caused Seller to be relieved of all obligations as guarantor on any outstanding letters of credit issued on behalf of Compression, or (ii) provided Seller with stand-by letters of credit in the aggregate amount of such outstanding Compression letters of credit.

           SECTION 8. INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

         8.1 Indemnification. (a) After the Closing Date, subject to the terms and conditions of this Section 8, including the limits on indemnity set forth in
Section 8.4, and further subject to the provisions of Section 9 regarding taxes, which indemnification obligation shall be independent of this Section, the Seller shall indemnify and hold harmless the Buyer and its Affiliates, including Compression, and their respective officers, directors, employees, agents and representatives (the "Buyer Indemnitees") from, and will pay to the Buyer Indemnitees the amount (net of any proceeds received by the Buyer Indemnitee from any form of insurance, indemnity by prior owner or other source of reimbursement, or other actual, quantified and directly related offsets or benefits, including quantifiable and tax benefits in the year incurred (but giving effect to any tax detriment from receipt of indemnification proceeds), obtained) of, any loss, liability, judgment, damage, cost or expense (including interest, penalties, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses") arising from or in connection with (i) any breach of any representation or warranty of the Seller contained in Section 4, or (ii) a breach of any agreement or covenant contained herein that by its terms is to be performed by the Seller after the Closing Date.

             (b) After the Closing Date, subject to the terms and conditions of this Section 8, including the limits on indemnity set forth in Section 8.4, the Buyer shall indemnify and hold harmless the Seller and its Affiliates and their respective officers, directors and representatives (the "Seller Indemnitees") from, and will pay to the Seller Indemnitees the amount (net of any proceeds received by the Seller Indemnitee from any form of insurance, indemnity by prior owner or other source of reimbursement, or other actual, quantified and directly related offsets or benefits, including quantifiable and tax benefits in the year incurred (but giving effect to any tax detriment from receipt of indemnification proceeds) obtained) of, any Losses arising from or in connection with (i) any breach of any representation or warranty of the Buyer contained in Section 5 or
(ii) a breach of any agreement or covenant contained herein that by its terms is to be performed by the Buyer after the Closing Date.

         8.2 Notice and Defense of Claims. (a) A Person seeking indemnification under this Section 8 (the "Indemnified Person") shall give prompt written notice to the indemnifying person or persons, or successors thereto (the "Indemnifying Person"), of any matter with respect to which the Indemnified Person seeks to be indemnified (the "Indemnity Claim"). Such notice shall state the nature of the Indemnity Claim and, if known, the amount of the Loss. If the Indemnity Claim arises from a claim of a third party, the Indemnified Person shall give such notice within a reasonable time after the Indemnified Person has actual notice of such claim, and in the event that a suit or other proceeding is commenced, within 20 days after receipt of written notice by the Indemnified Person thereof. Notwithstanding anything in this paragraph to the contrary, the failure of an Indemnified Person to give timely notice of an Indemnity Claim shall not bar such Indemnity Claim except and to the extent that the failure to give timely notice has impaired materially the ability of the Indemnifying Person to defend the Indemnity Claim.

             (b) If the Indemnity Claim arises from the claim or demand of a third party, the Indemnifying Person shall assume its defense, including the hiring of counsel and the payment of all fees and expenses. The Indemnified Person shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within 30 days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 8 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding.

             (c) If the Indemnity Claim does not arise from the claim or demand of a third party, the Indemnifying Person shall have 30 days after receipt of written notice of such Indemnity Claim to object to such claim by giving written notice to the Indemnified Person specifying the reasons for such objection or objections. If the Indemnifying Person has not so objected to the Indemnity Claim as of the close of business on such thirtieth day, the total amount of the Indemnity Claim shall thereupon become chargeable to and payable by the Indemnifying Person in accordance with the terms and conditions of this section. If the Indemnifying Person objects to the Indemnity Claim and the parties are unable to settle any such dispute, the parties shall have all rights and remedies at law or in equity, and either the Indemnifying Person or the Indemnified Person may commence an action or proceeding to resolve such dispute and determine any amounts due hereunder from the Indemnifying Person.

         8.3 Survival of Representations and Warranties. The right to indemnification under Section 8.1 for any breach of the representations and warranties made by each party herein shall survive until the date that is the 18-month anniversary date of the Closing Date, except that the representations set forth in Section 4.13 shall survive until the fifth anniversary of the Closing Date, and the representations set forth in Sections 4.2, 4.3, 4.11, (and, to the extent any representations or warranties are given by Seller in Section 2.7 and Section 2.8), shall survive indefinitely.

         8.4 Limitations.  Notwithstanding anything to the contrary in this
Agreement:

             (a) Neither the Seller, on the one hand, nor the Buyer, on the other hand, shall have any obligation to make indemnification payments with respect to Indemnity Claims arising under Sections 8.1(a)(i) or 8.1(b)(i) until the aggregate of all claims against it hereunder exceeds $2.0 million, and then only to the extent the aggregate of such claims exceeds $1.0 million.

             (b) Subject to paragraph (e), neither the Seller, on the one hand, nor the Buyer, on the other hand, shall have any liability with respect to Indemnity Claims arising under Sections 8.1(a)(i) or 8.1(b)(i) in excess of $100 million in the aggregate for all such Indemnity Claims.

             (c) In no event shall any recovery under this Agreement include the loss of anticipated profits, loss of managerial time, or lost opportunity.

             (d) In the absence of common law fraud, this Section 8 shall serve as the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees for Losses and for any other claims (other than those arising under Section 6.8 and Section 10) in any way relating to this Agreement to the exclusion of all other statutory or common law remedies (including rights under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended), whether based on contract, tort, strict liability or otherwise.

                            SECTION 9. TAX MATTERS

         9.1 Tax Sharing Agreements. Any Tax sharing agreement between Compression and any other Person will be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year) and Compression will not have any obligation or liability with respect to any such agreement after the Closing Date.

         9.2 Preparation of Returns and Payment of Taxes. The Seller and Compression shall prepare and timely file (taking into account the extension of any due date) all Returns and amendments thereto required to be filed by them and the Seller's Group on or before the Closing Date. The Seller, Compression, and each member of the Seller's Group shall pay and discharge all Taxes upon or against it or any of its properties or assets before such Taxes shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (a) such Taxes are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the business, operations, results of operation, assets or financial condition of Compression or any member of the Seller's Group; and (b) Compression shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any).

         9.3 Taxes and Returns for Periods Through the Closing Date. The Seller will include, or cause to be included, the income of Compression on the Seller's Group's consolidated federal and any consolidated, unitary or combined state and local income Tax Returns for all periods through the Closing Date, the Seller will file timely or cause to be filed timely such Returns and the Seller will pay or cause to be paid any taxes attributable to such income, provided however that to the extent that a liability for such taxes has been accrued and included in Net Assets, then Seller shall have no obligation to make such tax payment. Except as provided in Section 9.4, Seller also will timely prepare and file, or cause to be prepared and filed, all other income Tax Returns of Compression for all periods that end on or before the Closing Date and will pay or cause to be paid all Taxes related thereto, provided however that to the extent that a liability for such taxes has been accrued and included in Closing Date Net Assets, then Seller shall have no obligation to make such tax payment. Compression will furnish Tax information in its possession and reasonably requested by Seller for inclusion in such Tax Returns for the Seller's Group for the period ending on the Closing Date. The Seller will not take, or cause to be taken, any position on such returns that relate to Compression that would adversely affect Compression after the Closing Date, unless such position would be reasonable in the case of a Person that owned Compression both before and after the Closing Date and the Seller indemnifies Compression for any Tax payable by Compression for the period after the Closing Date as a result of such settlement. The income of Compression will be apportioned to the period up to and including the Closing Date and to the period after the Closing Date by closing the books of Compression as of the end of the Closing Date. The Buyer and the Seller agree that, if Compression is permitted under any applicable state or local income tax law to treat the Closing Date as the last day of a taxable period, the Buyer, the Seller and Compression shall treat the Closing Date as the last day of such taxable period.

         9.4 Taxes and Returns for Transactions That Occur After the Closing Date. The Buyer shall be responsible for all Taxes of Compression for taxable periods after the Closing Date. The Buyer shall be responsible for any Taxes that result from, any action or election made by the Buyer or Compression at the direction of the Buyer on or after the Closing Date. If such an action or an election results in an increase in the Seller's liability for Taxes under this Agreement, the Buyer shall pay to the Seller an amount equal to the increase in such Taxes. Notwithstanding the preceding two sentences, Buyer shall not be responsible for, and shall not pay, any Taxes that result from, any increase in Seller's liability for Taxes (i) imposed as a result of any election permitted by Section 9.9 hereof or (ii) any election to forego any carryback period permitted with respect to net operating losses or other Tax items attributable to periods after the Closing Date.

         9.5 Tax and Returns for Periods Commencing Before the Closing Date and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Return of Compression for taxable periods that begin before the Closing Date and end after the Closing Date. At least fifteen (15) business days before the filing of any such Tax Returns with respect to income Taxes, the Buyer shall submit copies of such Returns to the Seller for the Seller's approval, which approval shall not be unreasonably withheld. The Seller shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid by the Buyer with respect to such periods an amount equal to the excess of (i) the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date (the "Pre-Closing Period") over (ii) the amount of any Taxes (including estimated Tax payments) paid by the Seller prior to the Closing Date with respect to such taxable periods, provided however that to the extent that a liability for such taxes has been accrued and included in Closing Date Net Assets, then Seller shall have no obligation to make such tax payment. In the event that the amount described in
(ii) of the immediately preceding sentence exceeds the amount described in (i) of same sentence, the Buyer shall pay the excess to the Seller within fifteen
(15) days after the date on which such Taxes are paid by the Buyer with respect to such periods. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes which relates to the Pre-Closing Period shall (i) in the case of any personal property and real property Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of all other Taxes, be determined based on the actual operations of Compression through the Closing Date.

         9.6 Audits. The Seller will allow, or cause to be allowed, Compression or its representatives to participate at Compression's own expense in any audits of the consolidated federal and consolidated, unitary or combined, income tax Returns of the Seller and the Seller's Group to the extent that such audits relate to Compression. The Seller will not settle, or cause to be settled, any such audit in a manner that would adversely affect Compression after the Closing Date unless (i) such settlement would be reasonable in the case of a Person that owned Compression both before and after the Closing Date and the Seller indemnifies Compression for any additional Tax payable by Compression for the period after the Closing Date as a result of such settlement or (ii) the Seller obtains the prior written consent of the Buyer, which consent shall not unreasonably be withheld.

         9.7 Indemnification for Taxes. (a) From and after the Closing Date, the Seller shall protect, defend, indemnify and hold harmless the Buyer and Compression from any and all Taxes (including any obligation to contribute to the payment of any Taxes determined on a consolidated, combined or unitary basis with respect to a Seller's Group of corporations that includes or included Compression) which are (i) imposed on the Seller or any member (other than Compression) of the consolidated, unitary or combined Seller's Group which includes or included Compression or (ii) imposed on Compression in respect of its income, business, property or operations or for which Compression may otherwise be liable (A) for any taxable period ending on or before the Closing Date (except for those periods described in Section 9.4) and for any Pre-Closing Period (as defined and determined in Section 9.5), provided however that to the extent that a liability for such taxes has been accrued and included in Closing

Date Net Assets, then Seller shall have no obligation to make such tax payment,
(B) resulting by reason of the several liability of Compression pursuant to Treasury Regulations section 1.1502- 6 or any analogous state, local or foreign law or regulation or by reason of Compression having been a member of any consolidated, combined or unitary Seller's Group on or prior to the closing Date, or (C) resulting from Compression ceasing to be a member of the affiliated Seller's Group (within the meaning Section 1504(a) of the Code) that includes the Seller.

             (b) In the case of any audit, examination or other proceeding ("Proceeding") with respect to Taxes for which the Seller is or may be liable pursuant to this Agreement, the Buyer shall promptly inform the Seller, and shall afford the Seller, at the Seller's expense, the opportunity to control the conduct of such Proceedings, provided that the Buyer shall retain the right to control all proceedings for all periods that end after the Closing Date. The Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable the Seller to take all actions desired by the Seller with respect to such Proceeding to the extent such Proceeding may affect the amount of Taxes for which the Seller is liable pursuant to this Agreement. The Seller shall have the right to control any such Proceedings, and, if there is substantial authority therefor, to initiate any claim for refund, file any amended Return or take any other action which it deems appropriate with respect to such Taxes. Notwithstanding the foregoing, the Seller shall not agree to any settlement concerning Taxes for any taxable period ending on or before the Closing Date which may result in a material increase in Taxes for any taxable period ending after the Closing Date without the prior written consent of the Buyer. By written notice to the Seller, the Buyer shall have the right to instruct the Seller to forego Proceedings with respect to one or more items for which the Seller may be liable to indemnify the Buyer. Such notice shall constitute a waiver of the right of the Buyer to indemnification for any Taxes arising out of such item for the period or periods involved, but shall not otherwise waive any rights of the Buyer under this Section.

             (c) If the Buyer receives, or is entitled to receive, any refund of Taxes (either by actual receipt or by application against future Taxes of Compression), then the Buyer shall pay to the Seller the portion of such refund that (i) relates to the Pre-Closing Period of any taxable period that begins before and ends after the Closing Date (as defined and determined pursuant to Section 9.5) or (ii) relates to any taxable period that ends prior to or on the Closing Date, provided however that to the extent an anticipated refund has been included in Net Assets, then Buyer shall not be required to pay over such refund to Seller. Any payment described in this Section 9.7(c) shall be made by the Buyer to the Seller within thirty (30) days of the date on which the Buyer receives the refund of Taxes.


         9.8 Cooperation on Tax Matters. The Buyer and the Seller and Compression shall cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section and in connection with any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision, of records and information which are reasonably relevant to any such Return, audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller agree to retain all books and records with respect to Tax matters pertinent to Compression relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitation (and to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods and to abide by all record retention agreements entered into with any taxing authority.

         9.9 338(h)(10) Election. If requested by the Buyer, Buyer and Seller shall join in an election to have the provisions of Code Section 338(h)(10) and similar provisions of state law (the "Election") apply to the acquisition of Compression. Buyer shall be responsible for the preparation and filing of the Election. The allocation of the purchase price among the assets of Compression shall be made in accordance with Code Section 338 and any comparable provisions of state, local or foreign law, as appropriate. Seller shall, unless it would be unreasonable to do so, accept Buyer's determination of such purchase price allocations and shall report, act and file in all respects and for all purposes consistent with such determination of Buyer. Seller shall execute and deliver to Buyer such documents or forms (including Section 338 Forms, as defined below) as Buyer shall request or as are required by applicable law for an effective Election. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with the Election.

         9.10 Transfer Taxes. Seller shall pay and hold Buyer and Compression harmless from and against any sales, use or transfer tax assessed with respect to the assets of Compression as a result of the elections made pursuant to
Section 9.9.

         9.11 Survival. The indemnities set forth in this Section 9 shall survive the Closing Date and shall terminate on the date that is 30 days after the expiration of the applicable statute of limitations.

                   SECTION 10. OTHER POST-CLOSING COVENANTS

         After the Closing Date, the parties covenant and agree as follows:

         10.1 Record Retention. The Buyer agrees that, for a period of five years following the Closing, it shall not, and shall cause Compression not to, destroy, discard, deface or otherwise alter any of the books, records or other data of Compression in its possession covering or prepared during the period ending on the Closing Date, without furnishing prior notice to the Seller and a reasonable opportunity for the Seller, at its cost, to take custody of such books, records or other data.

         10.2 Further Assurances. The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, (c) cause to be delivered to the Buyer any payments received by Seller or an Affiliate that arises from the business of Compression and (d) to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement including, without limitation, financing of the Stock Sale.

        10.3 Covenants Concerning Benefit Plans.

             (a) Participation in Seller's Plans. (i) Effective as of the Closing Date, Compression shall cease to be a participating employer in all Seller's Employee Plans or Benefit Arrangements and the Seller shall take all such action as is necessary to effect such cessation of participation.

                 (ii) Effective as of the Closing Date, the accrual of benefits of employees of Compression under the Tidewater Retirement Plan and the New Pension Plan for Employees of Tidewater Inc. shall cease.

                (iii) Effective as of the Closing Date, active participation of employees of Compression in the Tidewater 401(k) Savings Plan ("Seller's Savings Plan") and Seller's obligation to make contributions to Seller's Savings Plan with respect to such employees shall cease. Notwithstanding the preceding sentence, the Seller shall be responsible for making all matching contributions that relate to employee contributions made to the Seller's Savings Plan prior to Closing and shall insure that all benefit payments due under the terms of the plan with respect to employees or former employees of Compression shall be made on or after the Closing Date in accordance with the terms of such Plan.

                 (iv) Effective as of the Closing Date, Compression's employees shall cease to participate in the Seller's Amended and Restated Employees' Supplemental Savings Plan and Amended and Restated Supplemental Executive Retirement Plan.

             (v) Effective as of the Closing Date, Compression's employees shall cease to participate in the Seller's non-pension benefit arrangements (the "Welfare Benefit Plans"). The Seller shall retain responsibility under the Welfare Benefit Plans for all cost of coverage and all amounts payable by reason of claims incurred by Compression's employees prior to the Closing Date including claims which are not submitted until after the Closing Date. A claim shall be deemed to have been incurred on the date of the occurrence of (i) death or dismemberment in the case of claims under life insurance and accidental death and dismemberment benefits, (ii) the date of the initial disability in the case of claims under disability benefits, or (iii) the date on which the charge or expense giving rise to such claim is incurred in the case of all other claims. For purposes of Section 10.3(a)(v)(iii), a claim shall be deemed to have been incurred on the date that the first charge or expense in a course of treatment giving rise to such claim has been incurred.

                 (vi) As soon as practicable after the Closing Date, at the option of the Buyer, the Seller shall cause to be transferred all vested and non-vested assets of Tidewater Savings Plan that are held for or attributable to the account balances of the employees of Compression to a plan and trust newly established by the Buyer as is necessary for the purpose of holding such assets, which plan shall credit such employees with service as recognized under the Tidewater Savings Plan for purposes of eligibility and vesting and further such plan shall maintain the protected benefits provided in the Tidewater Savings Plan to the extent required by Code section 411(d)(6), and shall also arrange for the transfer, onto the books and records of such newly established trust, of the balances and other information pertaining to all participant loans with respect to such employees.

                (vii) The Seller shall remain responsible for all record keeping and welfare benefits with respect to any Compression employees or former employees who are, as of the Closing Date: (i) on COBRA continuation coverage or
(ii) on long term disability leave and covered under Seller's welfare benefit plans.

             (b) Post-Closing Benefits. Except as may otherwise be provided in the Transition Services Agreement, following consummation of the Stock Sale, the Buyer shall cause all employees of Compression to be eligible to participate in an "employee welfare benefit plan" and "employee pension benefit plan" (within the meaning of Section 3(1) and Section 3(2) of ERISA, respectively) of the Buyer or subsidiary or affiliate of the Buyer, or such other benefit plan, fund or program that the Buyer may wish to establish for such employees on or after the Closing Date, provided that nothing herein shall prevent the Buyer from terminating the employment of any such employee or modifying or terminating such plans from time to time. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such plan for which such an employee may be eligible after Closing, the Buyer shall ensure that service by such employee with Compression prior to the Closing shall be deemed to be service with the Buyer, shall waive any waiting period for participation or coverage in any welfare benefit plans or policies and, to the extent such employee was a participant in Seller's medical benefits plan and such condition was covered under such plan, shall waive any pre-existing medical condition provision of such plan or policy.

             (c) Severance Policy. Buyer shall honor and not revoke all terms of the severance policy for Compression's employees that was adopted by the Board of Directors of Compression on November 19, 1997, as set forth on Schedule 10.3(c).

             (d) Indemnification for Seller Benefit Plans. In addition to its obligations under Section 8, From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and Compression from any and all liabilities that either Buyer or Compression incurs or that arises with respect to Seller's Employee Plans or Benefit Arrangements.

        10.4 Collection and Repurchase of Accounts Receivable.

             (a) Collection of Compression's Accounts Receivable. On the Closing Date, Seller shall deliver to Buyer the most recent listings available of invoices and the unpaid amount of each, unbilled receivable amounts by customer (showing the contract, type of charge and period covered), the invoices and amounts which comprise unearned revenue, and other items making up the total accounts receivable of Compression's business (the "Closing Date Receivables"). During the ninety (90) day period following the Closing or until 30 days after the expiration of the payment period for receivables with payment terms in excess of ninety (90) days (the "Collection Period") and subject to the provisions of Section 10.4(c) hereof, Buyer shall use its commercially reasonable efforts (but in no event shall Buyer be obligated to file or perfect any liens or file or prosecute any suit as part of its collection effort) to collect all invoice amounts, notes and drafts receivable, and unbilled receivable amounts and other receivable items in respect of Compression's business (subject to the provisions of 10.4(b) regarding Contested Receivables (as defined below)) as of the Closing Date which are included in Closing Date Receivables (subject to the requirements of Section 10.4(c), such efforts to be commercially reasonable if Buyer has pursued the collection of such receivables with the same degree of diligence as it pursues its other receivables in the ordinary course of Buyer's business). Buyer shall prepare and send invoices to the customers relating to the unbilled receivables as soon as practicable after the Closing. Any payments received by Buyer from any person who is the account debtor on any of the Closing Date Receivables (a "Customer") shall be applied as provided in Section 10.4(d). Seller shall promptly remit to Buyer any payments which it may receive in respect of any of the Closing Date Receivables. Seller grants to Buyer the authority, coupled with an interest, to receive, endorse, cash, deposit, and receipt for any checks, drafts, documents and instruments evidencing Closing Date Receivables which are in the name of Seller or Compression. Buyer shall make and keep detailed records of amounts collected in respect of the Closing Date Receivables until such time as any Uncollectible Receivables are assigned to Seller pursuant to paragraph (b) below, and shall make such records available for review by Seller when a statement of Uncollected Receivables is delivered to Seller.

             (b) Repurchase of Accounts Receivable. Within 10 days following the expiration of the Collection Period, Buyer shall deliver to Seller one or more statements setting forth a list of Closing Date Receivables (which has clearly identified thereon the names of the customers, invoice numbers and uncollected amounts by invoice, together with copies of all invoices and, if required, supporting documentation) that were not collected during the Collection Period and the total of such uncollected amounts. Such statement shall not include the amount of any balances owed on notes or accounts receivable that have been paid down in accordance with their terms but the statement shall reflect as a deduction from total uncollected amounts shown thereon (i) the total amount of any credit balances included in the Closing Date Receivables not applied against invoices for the same customer included in the Closing Date Receivables and (ii) the amount of the reserve for bad debts determined as of the Closing Date. The net amount set forth on the statement remaining, after giving effect to the exclusions, if any, and deductions set forth in the preceding sentence, shall be the net amount of receivables to be repurchased by the Seller (the "Uncollected Receivables"); provided that, with respect to those Closing Date Receivables that Buyer made a good faith effort to collect but were not collected because Buyer reasonably concluded that the customer may have a bona fide claim with respect thereto (the "Contested Receivables"), Buyer shall have the option to sell such Closing Date Receivable to Seller for 75% of the amount thereof, provided that Seller shall immediately cancel and not at any time make any efforts to collect such Closing Date Receivable. Within ten (10) business days following Seller's receipt of such statement, Seller shall pay to Buyer, by wire transfer of immediately available funds, to the account specified in writing by Buyer to Seller, the amount of the Uncollected Receivables. Upon receipt of such payment, Buyer shall assign to Seller, without recourse to the Buyer and subject to the second previous sentence, the claims included in the Uncollected Receivables, including any lien or other rights related thereto.

             (c) Collection Cooperation. Buyer shall keep Seller's credit personnel reasonably informed with respect to Buyer's efforts to collect the Closing Date Receivables during the Collection Period. Seller shall make available their credit personnel to work with Buyer during the Collection Period to assist in resolving any disputes or questions concerning the Closing Date Receivables.

             (d) Allocation of Payments Received After Closing. Notwithstanding any contrary directions received from a customer, any payments received by Seller or the Buyer after the Closing Date from a customer that owed money to Compression for Closing Date Receivables shall (i) be applied to the Closing Date Receivables owed by such customer bearing the earliest invoice date first (excluding Contested Receivables) and (ii) be promptly paid to Seller or the Buyer whichever of them then owns such Closing Date Receivable (as provided in this Section 10.4) until such Closing Date Receivable is satisfied in full; provided, however, that if such customer has a bona fide claim with respect to such Closing Date Receivable that it does not owe the full amount thereof because of an act or failure to act on the part of Seller prior to the Closing

Date, then, to the extent of the amount of such claim, Buyer need not pay over to Seller any such payment Buyer receives from such customer after the Closing Date as payment for services provided by Buyer to such customer. Any funds to be paid over to Seller or Buyer pursuant to this Section 10.4(d) shall be paid in the same manner as specified in Section 10.4(b). Seller and Buyer shall provide each other with complete information concerning such payments in the same manner as provided hereinabove in this Section 4.9.

             (e) Remedy for Uncollected Receivables. The provisions of Section 8 notwithstanding, Seller's indemnity obligation for such Uncollected Receivables shall be satisfied by making the payment provided for in Section 10.4(b) above, and no other remedy shall be available with respect to such Uncollected Receivables or the representations set forth in Section 4.9.

        10.5 WARN Act Notice. Buyer shall be solely responsible for providing any notice required under the Worker Adjustment and Retraining Notification Act (the "WARN Act") by virtue of any actions taken by Buyer following the Closing, and shall indemnify and hold Seller harmless from any liability arising from any failure of the Buyer to fully comply with the requirements of such Act. Seller shall be solely responsible for complying with any applicable provisions of the WARN Act with respect to any actions taken by it prior to Closing and shall indemnify and hold Buyer harmless from any liability arising from the failure of Seller to comply with this covenant.

        10.6 Use of Tidewater Name. Seller shall convey to Buyer at the Closing, the names, trade names and trademarks set forth on Schedule 10.6. Buyer shall use its reasonable best efforts (a) to remove the Tidewater name and any associated trade or service marks from all assets of Compression within 90 days of the Closing Date and (b) to take all other steps reasonably necessary to avoid any public use of the Tidewater name in connection with the operation of Compression's business following the Closing, including the removal of the Tidewater name from the corporate name of Compression as soon as practicable but in no event later than 30 days after the Closing Date. It is understood that Buyer may refer to the name Tidewater Compression Service Inc. in any securities offerings and securities law filings that it or an affiliate undertakes, provided that neither Tidewater Compression Service, Inc. nor Tidewater is identified as the name of the issuer of such securities, and that Buyer shall indemnify Seller against any and all liabilities, damages or costs (including reasonable counsel fees) incurred by Seller by virtue of the use of the name Tidewater Compression in such offering.

        10.7 Non-Competition; Non-Solicitation. (a) For a period of five years after the Closing Date, neither Seller nor any of its Affiliates shall engage, directly or indirectly in any capacity, whether as promotor, investor, owner, officer, director, employee, partner, lessee, lender, agent, consultant or otherwise in any business that engages in the business of renting and selling air and natural gas compressors in any place in the world, provided however that this covenant shall not preclude Seller or its Affiliates from indirectly engaging in such activities by reason of its acquisition of an enterprise that has less than 10% of its revenues derived from the business of selling or renting air and natural gas compressors.

             (b) For a period of five years after the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly (i) employ or seek to employ any person who is as of the Closing Date, or was at any time within the six-month period preceding such date, an employee of Compression or any of its subsidiaries or otherwise solicit, encourage, cause or induce any such employee of Compression or any of its subsidiaries to terminate such employee's employment with Compression or such subsidiary for the employment of another company (including for this purpose the contracting with any person who was an independent contractor of Compression during such period). Notwithstanding the foregoing, the provisions of this Section 10.7(b) shall not preclude Seller from offering employment to the person set forth on Schedule 10.7.

                 Seller acknowledges that Buyer will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, Seller agrees that, in addition to any other relief to which Buyer may be entitled, Buyer will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining Seller or any of its Affiliates from any actual or threatened breach of such covenants.

                           SECTION 11. TERMINATION

        11.1 Termination. This Agreement may, by notice given at or prior to the Closing, be terminated:

             (a) By the mutual written consent of the Seller and the Buyer.

             (b) By the Buyer or Seller if there has been a material breach by the other of any covenant contained in this Agreement that is not or cannot be cured within 45 days after written notice of such breach is given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

             (c) By the Buyer or Seller if (i) any condition to Closing required by Section 7 has not been met or waived by each party entitled to grant such waiver by March 6, 1998, (ii) any such condition cannot be met by such date and has not been waived by each party in whose favor such condition runs or (iii) the Stock Sale has not occurred by such date; provided, however, that the right to terminate this Agreement pursuant to this paragraph shall not be available to a party if its failure to fulfill or perform any obligation under this Agreement has been a substantial cause of, or has substantially resulted in, the failure of the Closing to occur or be capable of occurring on or before such date.

             (d) By the Buyer no later than January 30, 1998 if as a result of its "Pre- Closing Review," the Buyer reasonably concludes that the assets, businesses or operations of Compression, taken as a whole, are materially and adversely different than the description of such assets, business and operations set forth in the Offering Memorandum, provided, however, that Buyer shall be deemed to have accepted any matter disclosed in the Disclosure Schedule attached to this Agreement, and further provided that any matter covered under Tab VI (Projections) of the Offering Memorandum shall not be considered to be a description of the assets, business and operations of Compression. As used herein, the term "Pre-Closing Review" shall mean the Buyer's physical inspection of the assets, properties and operations of Compression.

             (e) By Seller under the circumstances set forth in Section 6.8(d).

             (f) By Buyer under the circumstances set forth in Section 6.8(f).

        11.2 Effect of Termination; Survival. Upon termination of this
Agreement pursuant to this Section 11, this Agreement shall be void and there shall be no liability by reason of this Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of a material breach of its representations and warranties contained herein or arising out of a material breach of any covenant in this Agreement prior to the date of termination or any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: Sections 6.6, 6.8 and Section 12.

                          SECTION 12. MISCELLANEOUS

        12.1 Notices. Any notice, communication, request, reply, consent, advice or disclosure notice ("notice") required or permitted to be given or made by any party to the other in connection with this Agreement must be in writing and may be given or served by depositing such notice in the United States mail, postage prepaid and registered or certified with return receipt requested, or by hand delivering such notice, or by sending such notice by a national commercial courier service for next business day delivery, in each case properly addressed as provided below. Notice deposited in the mail in the manner described above shall be effective 72 hours after such deposit, notice hand delivered in person or delivered by commercial courier shall be effective at the time of delivery and notice given by facsimile shall be effective when such facsimile is transmitted to the facsimile number specified in this Section 12.1 and confirmation of transmission is received by the giver of such notice (provided that a confirmation copy is sent no later than the next Business Day by documented overnight delivery service). For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

         If to the Seller:

                  Tidewater Inc.
                  Tidewater Place
                  1440 Canal Street, Suite 2100
                  New Orleans, Louisiana  70112-2780
                  Attention:  Ken C. Tamblyn
                  Facsimile No: 504-566-4580

                  With copy to:  Cliffe F. Laborde

                  and to:

                  Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. 201 St. Charles Avenue, 51st Floor
                  New Orleans, Louisiana  70170-5100
                  Attention:  Curtis R. Hearn
                  Facsimile No: 504-582-8012

         If to the Buyer:

                  TW Acquisition Corporation
                  c/o Castle Harlan, Inc.
                  150 East 58th Street
                  New York, NY  10155
                  Attention:  President
                  Facsimile No: 212-207-8042

                  With copy to:

                  Schulte Roth & Zabel LLP
                  900 Third Avenue
                  New York, NY  10222
                  Attention: Andre Weiss, Esq.
                  Facsimile No: 212-593-5955

                  and a copy to:


                  Castle Harlan, Inc.
                  150 East 58th Street
                  New York, NY  10155
                  Attention:  Jeffrey M. Siegal, Managing Director

or such substituted persons or addresses of which any of the parties may give notice to the other in writing.

        12.2 Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

        12.3 Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated, all expenses, including fees for legal, accounting, investment banking, financial and other advisory services, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party hereto incurring them, except as provided on Schedule 12.3; provided that the Buyer shall bear all stock transfer taxes, recording charges and filing fees, if any, that may be imposed in connection with the transfer of the Shares from the Seller to the Buyer.

        12.4 Interpretation. (a) The table of contents and section headings contained herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each of the parties has participated substantially in the negotiation and drafting of this Agreement and each party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

              (b) References to "Sections" or "Schedules" shall be to Sections of or Schedules to this Agreement unless otherwise specifically provided.

             (c) Wherever the words "include", "includes", and "including" are used herein, such words shall be deemed to be followed by the words "without limitation."

        12.5 Integrated Agreement. This Agreement (along with the Exhibits and Schedules referenced herein), the Confidentiality Agreement, the Transition Services Agreement, and the Adjustment Agreement constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, covenants or understandings, among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby. Except and as to the extent set forth in Sections 4 and 5, any schedule hereto or any certificate delivered pursuant to Section 7, neither party makes any representations or warranties whatsoever, and disclaims all liability and responsibility for any representation or warranty made or communicated orally or in writing to the other party (including any information, opinion or advice that may have been provided to the other party by any officer, director or employee of such party, such party's counsel or accountants, or any other agent, consultant or representative of such party, none of which has been relied upon by the other party). Without limiting the generality of the foregoing, this Agreement shall not be governed by the warranties provided by Article 2 of the Uniform Commercial Code or any similar laws adopted in any jurisdiction.

        12.6 Choice of Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State. Each of Buyer and Seller consents to the exclusive jurisdiction of the state courts of and federal courts located in the City of Wilmington in the State of Delaware for the enforcement of the obligations evidenced by this Agreement and any dispute arising out of this Agreement, and expressly waives any defense based upon venue or forum non conveniens.

        12.7 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and no party hereto may assign its rights or obligations hereunder without the prior written consent of the other party, except that the Buyer may assign its rights to a wholly-owned subsidiary hereunder as long as Buyer is not relieved of its obligations hereunder. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

        12.8 Amendment. Unless otherwise provided herein, this Agreement may be amended only by an agreement in writing signed by each party hereto.

        12.9 Counterparts. This Agreement may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the day and year first above written.

                                  TIDEWATER INC.

                                  By: /s/ Ken C. Tamblyn
                                      -----------------------------------------
                                                 Ken C. Tamblyn
                                           Executive Vice President and
                                              Chief Financial Officer

                                  TW ACQUISITION CORPORATION

                                  By: /s/ Jeffrey M. Siegal
                                      -----------------------------------------
                                      Name:  Jeffrey M. Siegal
                                      Title: President

                              TABLE OF CONTENTS

                                                                            Page

SECTION 1.  DEFINITIONS.....................................................-1-

SECTION 2.  PURCHASE AND SALE OF SHARES; CONDITION OF ASSETS................-6-
    2.1     Purchase and Sale; Purchase Price...............................-6-
    2.2     Capital Contribution............................................-6-
    2.3     Closing Payment.................................................-6-
    2.4     Final Adjustment................................................-6-
    2.5     Basis of Preparation of Working Capital Statements..............-7-
    2.6     Condition of Assets: Intended Use...............................-7-
    2.7     Certain Reserves and Liabilities................................-8-
    2.8     Certain Other Liabilities.......................................-8-

SECTION 3.  THE CLOSING.....................................................-8-
    3.1     Closing.........................................................-8-
    3.2     Deliveries at Closing...........................................-8-

SECTION 4.  REPRESENTATIONS OF THE SELLER...................................-9-
    4.1     Corporate Organization..........................................-9-
    4.2     Capital Stock...................................................-9-
    4.3     Ownership of Stock..............................................-9-
    4.4     Authorization; Enforceability...................................-9-
    4.5     No Approvals or Conflicts......................................-10-
    4.6     Properties and Equipment.......................................-10-
    4.7     Material Contracts.............................................-10-
    4.8     Litigation and Claims..........................................-11-
    4.9     Accounts Receivable............................................-12-
    4.10    Employment Relations...........................................-12-
    4.11    Employee Benefit Plans.........................................-12-
    4.12    Interests in Clients and Suppliers.............................-13-
    4.13    Environmental Matters..........................................-13-
    4.14    Compliance with Laws...........................................-14-
    4.15    Licenses and Permits...........................................-14-
    4.16    Absence of Certain Changes.....................................-14-
    4.17    Customers and Suppliers........................................-15-
    4.18    Broker's or Finder's Fees......................................-15-
    4.19    Warranties.....................................................-15-
    4.20    Asset Condition................................................-16-
    4.21    Inventory......................................................-16-
    4.22    Intellectual Property..........................................-16-
    4.23    Compression Financial Statements; Absence of Undisclosed
              Liabilities..................................................-16-
    4.24    Projections....................................................-17-
    4.25    Taxes..........................................................-17-
    4.26    No Other Representations.......................................-17-

                                                                            Page

SECTION 5.  REPRESENTATIONS OF THE BUYER...................................-17-
    5.1     Corporate Organization.........................................-18-
    5.2     Authorization; Enforceability..................................-18-
    5.3     No Approvals or Conflicts......................................-18-
    5.4     Purchase for Investment........................................-18-
    5.5     Broker's or Finder's Fees......................................-18-
    5.6     Proceedings....................................................-18-
    5.7     Investigation..................................................-19-
    5.8     Castle Harlan III's Capacity to Fund Equity....................-19-
    5.9     Buyer's Financing Commitments..................................-19-

SECTION 6.  PRE-CLOSING COVENANTS..........................................-19-
    6.1     Cooperation and Best Efforts; HSR Filing.......................-19-
    6.2     Press Releases.................................................-19-
    6.3     Review of Compression; Availability of Management..............-20-
    6.4     Conduct of Business of Compression Prior to the Closing Date...-20-
    6.5     Notification of Changes........................................-20-
    6.6     Confidentiality Agreement......................................-21-
    6.7     Continued Effectiveness of Section 4.16........................-21-
    6.8     Environmental Audit............................................-21-
    6.9     Purchase of Compression Equipment; Repair and Maintenance of
            Existing Compression Equipment.................................-23-
   6.10     Employees......................................................-23-
   6.11     Covenant on Bonus and Other Incentive Payments.................-23-

SECTION 7.  CONDITIONS TO CLOSING..........................................-24-
    7.1     Conditions Applicable to All Parties...........................-24-
    7.2     Additional Conditions Applicable to the Buyer's Obligations....-24-
    7.3     Additional Conditions Applicable to the Seller's Obligations...-25-

SECTION 8.  INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS...................-25-
    8.1     Indemnification................................................-25-
    8.2     Notice and Defense of Claims...................................-26-
    8.3     Survival of Representations and Warranties.....................-27-
    8.4     Limitations....................................................-27-

SECTION 9.  TAX MATTERS....................................................-28-
    9.1     Tax Sharing Agreements.........................................-28-
    9.2     Preparation of Returns and Payment of Taxes....................-28-
    9.3     Taxes and Returns for Periods Through the Closing Date.........-28-
    9.4     Taxes and Returns for Transactions That Occur  After the Closing
            Date...........................................................-29-
    9.5     Tax and Returns for Periods Commencing Before the Closing Date
            and Ending After the Closing Date..............................-29-
    9.6     Audits.........................................................-29-
    9.7     Indemnification for Taxes......................................-30-

                                                                            Page

    9.8     Cooperation on Tax Matters......................................-31-
    9.9     338(h)(10) Election.............................................-31-
   9.10     Transfer Taxes..................................................-31-
   9.11     Survival........................................................-31-

SECTION 10. OTHER POST-CLOSING COVENANTS....................................-31-
   10.1     Record Retention................................................-31-
   10.2     Further Assurances..............................................-32-
   10.3     Covenants Concerning Benefit Plans..............................-32-
   10.4     Collection and Repurchase of Accounts Receivable................-33-
   10.5     WARN Act Notice.................................................-35-
   10.6     Use of Tidewater Name...........................................-35-
   10.7     Non-Competition; Non-Solicitation...............................-36-

SECTION 11. TERMINATION.....................................................-36-
   11.1     Termination.....................................................-36-
   11.2     Effect of Termination; Survival.................................-37-

SECTION 12. MISCELLANEOUS...................................................-37-
   12.1     Notices.........................................................-37-
   12.2     Waiver..........................................................-39-
   12.3     Expenses........................................................-39-
   12.4     Interpretation..................................................-39-
   12.5     Integrated Agreement............................................-39-
   12.6     Choice of Law...................................................-40-
   12.7     Parties in Interest.............................................-40-
   12.8     Amendment.......................................................-40-
   12.9     Counterparts....................................................-40-

                                   EXHIBITS

Exhibit A - Form of Purchase Price Adjustment Agreement

Exhibit B - Compression Financial Statements

Exhibit C - Financial Projections

Exhibit D - Form of Transition Services Agreement

Exhibit E - Form of Legal Opinion of Jones, Walker, Waechter,
              Poitevent, Carrere & Denegre, L.L.P.


                                  SCHEDULES